EXHIBIT 99.1

News Release

Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2337 tlampen@choiceone.com

ChoiceOne Financial Reports Fourth quarter and year end 2020 Results

Sparta, Michigan – January 29, 2021 – ChoiceOne Financial Services, Inc. ("ChoiceOne", NASDAQ:COFS), the parent company for ChoiceOne Bank reported financial results for the quarter and year ended December 31, 2020.

Significant items impacting comparable fourth quarter and year end 2020 and 2019 results include the following:

●	On October 1, 2019, ChoiceOne completed the merger (the “County Merger”) of County Bank Corp., the former parent company of Lakestone Bank & Trust, with and into ChoiceOne with ChoiceOne surviving the merger. Lakestone Bank & Trust was consolidated with and into ChoiceOne Bank effective May 15, 2020. The total assets, loans and deposits acquired in the County Merger were approximately $712 million, $424 million and $568 million, respectively.
●	On July 1, 2020, ChoiceOne completed the merger (the “Community Shores Merger”) of Community Shores Bank Corporation, the former parent company of Community Shores Bank, with and into ChoiceOne with ChoiceOne surviving the merger. Community Shores Bank was consolidated with and into ChoiceOne Bank effective October 16, 2020. The total assets, loans and deposits acquired in the Community Shores Merger were approximately $244 million, $174 million and $228 million, respectively.
●

ChoiceOne incurred tax-effected merger-related expenses of approximately $547,000 and $2,714,000, respectively ($0.07 per diluted share and $0.36 per diluted share, respectively), for the quarter and year ended December 31, 2020.

●	As the third quarter of 2020 was the first quarter which included the full effect of the County Merger and the Community Shores Merger we have included financial results for the third quarter of 2020 below for comparison.

Financial Highlights

●	Net income of $4,100,000 in the fourth quarter of 2020 compared to $3,829,000 in the third quarter of 2020 and 3,027,000 in the fourth quarter of 2019.
●	Diluted earnings per share of $0.52 in the fourth quarter of 2020 compared to $0.49 per share in the third quarter of 2020 and $0.42 in the fourth quarter of 2019.
●	Excluding $547,000 in tax-effected merger-related expenses, net income in the fourth quarter of 2020 was $4,647,000 or $0.59 per diluted share, compared to $3,602,000 in the fourth quarter of 2019 adjusted for tax-effected merger-related expenses.
●	Total deposits grew $88.2 million and $520.0 million in the fourth quarter and year ended December 31, 2020, respectively. Excluding deposits acquired in the Community Shores Merger, total deposits grew $292.0 million for the year ended December 31, 2020.
●	ChoiceOne incurred $1,000,000 in provision for loan losses expense during the fourth quarter of 2020 and $4,000,000 for the year ended December 31, 2020, much of which was related to the impact of the COVID-19 pandemic.

ChoiceOne reported net income of $4,100,000 for the fourth quarter of 2020 compared to $3,829,000 in the third quarter of 2020 and $3,027,000 in the fourth quarter of 2019.  Diluted earnings per share were $0.52 in the fourth quarter of 2020 compared to $0.49 per share in the third quarter of 2020 and $0.42 in the fourth quarter of 2019.  Excluding $547,000 and $575,000 in tax-effected merger-related expenses, respectively, net income for the fourth quarter of 2020 amounted to $4,647,000 or $0.59 per diluted share, compared to $3,602,000 or $0.50 per diluted share in the same period in 2019.  Net income for the year ended December 31, 2020 was $15,613,000 or $2.07 per diluted share, compared to $7,171,000 or $1.58 per diluted share for the year ended December 31, 2019. Excluding $2,714,000 and $1,769,000 in tax-effected merger-related expenses, respectively, net income for the year ended December 31, 2020 was $18,327,000 or $2.43 per diluted share, compared to $8,940,000 or $1.97 per diluted share in the same period in the prior year.  The increases in net income in 2020 as compared to prior periods in 2019 are largely due to the County Merger and the Community Shores Merger.

“ChoiceOne is pleased to report continued strong net income for the fourth quarter and the full year of 2020,” said ChoiceOne CEO Kelly Potes. “During the fourth quarter, we were able to realize the success and scale of our mergers. Our increased scale, expert teams, technology and our ability to remain nimble during the COVID-19 pandemic, allowed us to meet the demands and opportunities presented during 2020.

Total assets grew $90.1 million in the fourth quarter of 2020 and $533.7 million in the year ended December 31, 2020.  Gross loans declined slightly in the fourth quarter due to the forgiveness of $23.4 million in Paycheck Protection Program (PPP) loans during the quarter, which provided $1.2 million in fee income for the fourth quarter of 2020.  PPP fee income for the year ended December 31, 2020 was $3.0 million with $1.9 million remaining in deferred fees from PPP loans originated in 2020. ChoiceOne incurred $1,000,000 in provision for loan losses expense during the fourth quarter and $4,000,000 in the year ended December 31, 2020, much of which was related to the impact of the COVID-19 pandemic.  The remaining credit mark on loans acquired from Lakestone Bank & Trust and Community Shores Bank totaled $9.5 million as of December 31, 2020.  Although ChoiceOne has not seen significant increases in charge-offs or delinquencies as a result of the COVID-19 pandemic, management is continuing to monitor deferrals and economic indicators which may signify the need for increased provision for loan losses expense.  ChoiceOne grew the securities balance $182.9 million or 45.4% during the fourth quarter of 2020, most of which was purchased in December.  This led to an increase in securities interest income of $173,000 in the fourth quarter or 8.2% compared to the third quarter in 2020, with the growth in the securities balance expected to have a larger impact in 2021. Deposits grew by 5.6% or $88.2 million during the fourth quarter of 2020.  Excluding deposits acquired in the Community Shores Merger, deposits grew by $292.0 million for the year ended December 31, 2020.  A portion of this growth was related to the stimulus package included in the CARES Act as well as funds on deposit from PPP loans that were not fully utilized as of December 31, 2020.

Total noninterest income decreased $638,000 in the fourth quarter of 2020 compared to the third quarter of 2020 but increased $13.5 million in the year ended December 31, 2020 compared to the year ended December 31, 2019.  This was largely due to gains on sales of loans which increased $9.4 million during 2020.  Gains on sales of securities were $1.3 million higher in 2020 compared to 2019 as a result of a restructuring of ChoiceOne’s securities portfolio in the second quarter of 2020.  Although customer service charges increased overall, they declined as a percentage of deposits due to the effect of the COVID-19 pandemic on customer activity levels.

Total noninterest expense declined by $781,000 in the fourth quarter of 2020 compared to the third quarter of 2020 but increased $22.4 million for the year ended December 31, 2020 compared to the year ended December 31, 2019.  Much of the increase was due to growth and expenses related to the consolidation of ChoiceOne Bank and Lakestone Bank & Trust in May 2020, the Community Shores Merger in July 2020, and the consolidation of ChoiceOne Bank and Community Shores Bank in October 2020.  Other contributing factors to the higher level of noninterest expense in 2020 were amortization of the core deposit intangible and increased costs related to higher mortgage volume levels in 2020 compared to the prior year.

“ChoiceOne is well positioned to grow our community bank franchise across our expanded network,” said Potes. “We continue to keep the safety and security of our customers, employees and those in our communities at the forefront of our growth.”

About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. Member FDIC.  ChoiceOne Bank operates 34 offices in parts of Kent, Lapeer, Macomb, Muskegon, Newaygo, Ottawa, and St. Clair counties.  ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. For more information, please visit Investor Relations at ChoiceOne’s website at choiceone.com.

Non-GAAP Financial Measures

This press release contains references to net income and net income per diluted share, each excluding tax-effected merger expenses, which are financial measures that are not defined in U.S. generally accepted accounting principles ("GAAP"). Management believes these non-GAAP financial measures provide additional information that is useful to investors in helping to understand the underlying financial performance of ChoiceOne.

Non-GAAP financial measures have inherent limitations. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. To compensate for these limitations, we use non-GAAP measures as comparative tools, together with GAAP measures, to assist in the evaluation of our operating performance or financial condition. Also, we ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and that they are computed in a manner intended to facilitate consistent period-to-period comparisons. ChoiceOne’s method of calculating these non-GAAP financial measures may differ from methods used by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for those financial measures prepared in accordance with GAAP or in-effect regulatory requirements.

Where non-GAAP financial measures are used, the most directly comparable GAAP or regulatory financial measure, as well as the reconciliation to the most directly comparable GAAP or regulatory financial measure, can be found in this news release. See Non-GAAP Reconciliation.

Forward-Looking Statements

This release may contain forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” “look forward,” “continue”, “future” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements reflect current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence, including without limitation the impact of the global coronavirus outbreak (COVID-19). Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

The COVID-19 pandemic is adversely affecting us and our customers, counterparties, employees, and third-party service providers.  The ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain.

Additional risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019 and in Item 1A in ChoiceOne Financial Services, Inc.'s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020.

EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-7366 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.

Condensed Balance Sheets
(Unaudited)

(In thousands)	12/31/2020	09/30/2020	12/31/2019
Cash and Cash Equivalents	$79,519	$117,883	$59,558
Securities	585,714	402,777	348,888
Loans Held For Sale	12,921	35,826	3,095
Loans to Other Financial Institutions	35,209	55,064	51,048
Loans, Net of Allowance For Loan Losses	1,062,076	1,072,111	797,991
Premises and Equipment	29,913	29,927	24,265
Cash Surrender Value of Life Insurance Policies	32,751	32,556	31,979
Goodwill	60,506	60,506	52,870
Core Deposit Intangible	5,269	5,664	6,006
Other Assets	15,967	16,670	10,428

Total Assets	$1,919,845	$1,828,984	$1,386,128

Noninterest-bearing Deposits	$477,688	$447,548	$287,460
Interest-bearing Deposits	1,196,923	1,138,822	867,142
Borrowings	12,417	13,234	33,198
Other Liabilities	5,525	6,454	6,189

Total Liabilities	1,692,553	1,606,058	1,193,989

Shareholders' Equity	227,292	222,926	192,139

Total Liabilities and Shareholders’ Equity	$1,919,845	$1,828,984	$1,386,128

Condensed Statements of Income
(Unaudited)

	Three Months Ended			Twelve Months Ended
(In Thousands, Except Per Share Data)	12/31/2020	9/30/2020	12/31/2019	12/31/2020	12/31/2019
Interest Income
Loans, including fees	$12,764	$13,047	$10,713	$46,874	$26,777
Securities and other	2,276	2,103	2,168	8,841	5,696
Total Interest Income	15,040	15,150	12,881	55,715	32,473

Interest Expense
Deposits	949	946	1,440	4,178	4,188
Borrowings	99	143	235	466	512
Total Interest Expense	1,048	1,089	1,675	4,644	4,700

Net Interest Income	13,992	14,062	11,206	51,071	27,773
Provision for Loan Losses	1,000	1,225	-	4,000	-

Net Interest Income After Provision for Loan Losses	12,992	12,837	11,206	47,071	27,773

Noninterest Income
Customer service charges	1,946	2,059	2,002	7,252	5,277
Insurance and investment commissions	125	137	85	541	310
Gains on sales of loans	2,958	3,617	578	11,314	1,951
Gains on sales of securities	-	(35)	-	1,308	22
Trust income	169	197	162	738	162
Earnings on life insurance policies	195	193	483	772	773
Change in market value of equity securities	29	(238)	(119)	(155)	-
Other income	266	396	256	927	673
Total Noninterest Income	5,688	6,326	3,447	22,697	9,168

Noninterest Expense
Salaries and benefits	6,994	8,058	5,486	26,539	14,401
Occupancy and equipment	1,598	1,556	1,290	5,783	3,557
Data processing	2,128	1,585	1,396	6,765	3,210
Professional fees	819	1,221	1,081	3,716	3,112
Core deposit intangible amortization	396	395	353	1,498	353
Other expenses	1,833	1,734	1,397	6,582	3,843
Total Noninterest Expense	13,768	14,549	11,003	50,883	28,476

Income Before Income Tax	4,912	4,614	3,650	18,885	8,465
Income Tax Expense	812	785	623	3,272	1,294

Net Income	$4,100	$3,829	$3,027	$15,613	$7,171

Basic Earnings Per Share	$0.53	$0.49	$0.44	$2.08	$1.58
Diluted Earnings Per Share	$0.52	$0.49	$0.44	$2.07	$1.58

Non-GAAP Reconciliation

(Unaudited)

In addition to analyzing the Company's results on a reported basis, management reviews the Company's results and the results on an adjusted basis. The non-GAAP measures presented in the table below reflect the adjustments of the reported U.S. GAAP results for significant items that management does not believe are reflective of the Company's current and ongoing operations.

	Three Months Ended		Year Ended
(In Thousands, Except Per Share Data)	12/31/2020	12/31/2019	12/31/2020	12/31/2019
Income before income tax	$4,912	$3,650	$18,885	$8,465
Adjustment for merger-related expenses	692	650	3,219	2,001
Adjusted income before income tax	$5,604	$4,300	$22,104	$10,466

Income tax expense	$812	$623	$3,272	$1,294
Tax impact on adjustment for merger-related expenses	145	75	505	232
Adjusted income tax expense	$957	$698	$3,777	$1,526

Net income	$4,100	$3,027	$15,613	$7,171
Adjusted net income	$4,647	$3,602	$18,327	$8,940

Basic earnings per share	$0.53	$0.44	$2.08	$1.58
Diluted earnings per share	$0.52	$0.44	$2.07	$1.58
Adjusted basic earnings per share	$0.60	$0.50	$2.44	$1.97
Adjusted diluted earnings per share	$0.59	$0.50	$2.43	$1.97